Exhibit 99.1

LONE STAR	NEWS RELEASE
TECHNOLOGIES, INC.

CONTACT:  CHARLES J. KESZLER

Phone: (972) 770-6495

Fax:  (972) 770-6471

LONE STAR TECHNOLOGIES ANNOUNCES ELECTION OF

DAVID A. REED AND DAN O. DINGES TO BOARD OF DIRECTORS

Dallas, TX, August 15, 2005 – Lone Star Technologies, Inc. (“Lone Star”) (NYSE:LSS) today announced the elections of David A. Reed and Dan O. Dinges to its board of directors.  Mr. Reed is Managing Partner at Causeway Capital Partners, LP, and co-founder and advisor of ANSRSource, Inc.  Mr. Dinges is Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation.

“I am delighted to welcome these two talented and highly-qualified individuals to our board of directors,” said Rhys J. Best, Chairman and Chief Executive Officer of Lone Star.  “Dan’s extensive experience in operational and leadership roles in the energy industry, combined with David’s strong financial and international expertise will make them both tremendous assets to our organization.  We are honored to have executives of their caliber joining our board and we look forward to their contributions.”

Mr. Reed is Managing Partner at Causeway Capital Partners, a private family investment partnership, and is co-founder and advisor of ANSRSource, Inc., an off-shore business process and information technology outsourcing and consulting company. Previously, Mr. Reed, a Certified Public Accountant, had a distinguished 26-year career at Ernst & Young, LLP where he recently retired as Senior Vice Chair of Global Markets. Mr. Reed served on Ernst & Young’s Management Committee for nine years prior to his retirement.  Mr. Reed serves on the board of directors of Drew Industries, Inc., ENSR International, Inc., and Credant Technologies, Inc.  Mr. Reed is a graduate of Texas Tech University.

Mr. Dinges is Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation (NYSE:COG).  Mr. Dinges joined the company in September 2001 as President and Chief Operating Officer and as a member of the Board of Directors.  Prior to joining Cabot, Mr. Dinges held various management positions over 20 years with a subsidiary of Noble Affiliates, Inc., Samedan Oil Corporation.  He last served as its Senior Vice President and Offshore General Manager and a member of its Operating Committee responsible for strategic direction of the company.  Mr. Dinges is a graduate of the University of Texas.

About Lone Star

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.